Exhibit 99.1

JOINT FILING AGREEMENT

The undersigned hereby agree that the foregoing statement on Schedule 13G is filed on behalf of each of the undersigned in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, and that all subsequent amendments to this statement on Schedule 13G may be filed on behalf of each of the undersigned without the necessity of filing additional joint filing agreements.

Dated: December 22, 2008

NB PUBLIC EQUITY KOMPLEMENTAR ApS

By:     /s/  Cora Madsen
           Name: Cora Madsen
           Title: Director

NB PUBLIC EQUITY K/S

By:     NB PUBLIC EQUITY KOMPLEMENTAR ApS,
           its general partner

   By:     /s/  Cora Madsen
   Name: Cora Madsen
   Title: Director

/s/  Cora Madsen
Cora Madsen

/s/ Christian Hansen*
Christian Hansen

/s/ Florian Schönharting*
Florian Schönharting

*By:   /s/  James E. Dawson
           James E. Dawson
           Attorney-in-fact